Exhibit 10.14

October 1, 2019

Chantal Schutz 11399

238 Street

Maple Ridge, BC, Canada V2W 1V3

Dear Chantal,

Effective October 1st, 2019 we are very pleased to change the current offer letter with Universal mCloud Corp. (“mCloud”). By signing this letter you agree to new terms of employment by Universal mCloud Corp.

Position

Your position is not changing. You will continue reporting to Russ McMeekin. This letter outlines the standard terms of employment for this position.

Responsibilities

Your responsibilities will be defined solely by Russ McMeekin or his delegate.

Annual Compensation

Your annual salary for this position will increase to $250,000. Salary, less statutory withholdings and deductions, shall be paid semi-monthly by electronic deposit.

Benefits

Your benefits will not change.

Your equity will not change.

Management Performance Bonus

Your bonus will not change.

Holiday

Your PTO will remain same.

Additional benefits

Vehicle allowance of $1,200 a month, paid on the 15th day of each month will remain same.

Termination of Employment

Your Termination of Employment clause will remain same.

Corporate Property

All items of any and every nature or kind created, made or used by you pursuant to your employment, including all written materials, data, design, and other creative works or concepts developed by you in the course of your employment are the property of mCloud and are hereby assigned to it.

Nondisclosure of Confidential Information

You agree that you will not, at any time during or after termination, use for your own benefits, either directly or indirectly, or disclose or communicate in any manner to any individual, corporation, or other entity, any activity, product, service, plan or strategy of mCloud. Confidential information shall include all information disclosed to or known by you as a consequence of or developed through or during your employment at mCloud, including products, services, processes, know-how, customers, suppliers, product and/or service development, business plans, and research, as well as confidential information about financial, marketing, pricing, cost, compensation or other proprietary matters relating to mCloud. Any breach of this paragraph shall constitute a ground for termination with cause.

Independent Legal Advice

This is to confirm that you have been advised to obtain independent legal advice with respect to accepting this offer and your employment with mCloud and that you have had an opportunity to do so and either obtained such advice or had a reasonable opportunity to do so before accepting this offer.

Governing Law

This offer of employment shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable in that Province, and shall be treated in all respects as a British Columbia contract.

Acceptance

To accept this offer of employment as described in this letter, please sign this letter, initial each page, and return it to Anna Los by October 1, 2019.

We look forward to your acceptance of this offer of employment and to having you join mCloud. Yours truly,

Universal mCloud Corp.

Per:	/s/ Russ McMeekin
Russ McMeekin

I have read and understand the terms and conditions outlined above and I hereby accept the position as offered.

Accepted: /s/ Chantal Schutz	Date: October 1, 2019